Exhibit 99.2

Pacific Trust Bank to Sell Eight Branches to AmericanWest Bank

June 3, 2013 – (Irvine, Calf. and Spokane, Wash.) First PacTrust Bancorp, Inc.’s (Nasdaq: BANC) wholly-owned subsidiary, Pacific Trust Bank (“PacTrust Bank”), and AmericanWest Bank today announced the execution of a definitive agreement for AmericanWest Bank to purchase eight PacTrust Bank branches in Southern California. The transaction is subject to regulatory approvals and is expected to close in the fourth quarter of 2013.  The following PacTrust Bank branches are included in the transaction:

•	Riverside (2 branches) and Temecula (1 branch), located in Riverside County, California;

•	Chula Vista (2 branches), El Cajon (1 branch), and San Diego/Clairemont (1 branch), located in San Diego County, California; and

•	Lakewood (1 branch), located in Los Angeles County, California.

The transaction will result in the transfer of deposits to AmericanWest Bank in exchange for a blended deposit premium of 2.3% applied to the deposit balances transferred at closing. The deposits to be sold total approximately $477 million as of March 31, 2013. Certain other assets related to the branches will be acquired as a part of the transaction including the sale of the real estate for three of the branch locations and certain overdraft and other credit facilities related to the deposit accounts.

The transaction will provide AmericanWest Bank with an expanded presence in Southern California, increasing its branch network to 20 stretching from Los Angeles County to San Diego County.

“Adding these branches is a natural expansion of our existing footprint, providing us with greater branch density in a thriving region of California,” said Scott Kisting, CEO and Chairman of AmericanWest Bank, “Our two companies are like-minded in many ways, including the value we place on employee development, customer service and community involvement so I have great confidence customers will experience a smooth transition.”

Robert Franko, CEO of PacTrust Bank, stated, “AmericanWest Bank is gaining an outstanding group of employees and customers. This sale will reshape PacTrust Bank’s retail branch network to focus on serving small- to mid- sized businesses and high net worth families throughout Los Angeles, Orange and San Diego counties.” Mr. Franko continued, "Between now and the closing date, the PacTrust and AmericanWest teams will work closely with each other to assure a smooth transition for customers, communities and employees.”

Steven Sugarman, CEO of First PacTrust Bancorp, stated, "The sale of these branches is a key part of our ongoing effort to improve our overall efficiency and profitability. PacTrust Bank’s recent success attracting high quality core deposits in our target markets such as Beverly Hills, Newport Beach and La Jolla has provided us the excess liquidity necessary to prudently execute this transaction."

The branches noted above will continue operating as PacTrust Bank until the transaction is approved and completed. Upon closing, the branches will become part of AmericanWest Bank, and customers can immediately take advantage of banking at all 20 AmericanWest Bank locations in the region. The banks will continue collaborating to ensure a smooth transition for the businesses and individuals they serve. Over the next several weeks, customers will begin receiving communications with additional information to guide them through the process.

PacTrust Bank was represented by King, Holmes, Paterno & Berliner LLP on this transaction. RBC Capital Markets, LLC served as the financial advisor and Wachtell, Lipton, Rosen & Katz served as the legal advisor to First PacTrust Bancorp. AmericanWest Bank was represented by Skadden, Arps, Slate, Meagher & Flom LLP.

First PacTrust Bancorp will be hosting a conference call on Monday, June 3, 2013 at Noon ET / 9:00am PT to discuss this transaction. All interested parties are invited to join the call at (866) 503-8728.

About AmericanWest Bank
AmericanWest Bank is a business-focused community bank offering commercial and small business banking, mortgage lending, treasury management products as well as a full line of consumer products and services. Founded in 1974 and based in Spokane, Washington, AmericanWest has $3.8 billion in assets and more than 100 locations in California, Washington, Oregon, Utah and Idaho. Learn more about us at www.awbank.net

About First PacTrust Bancorp
Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the $2.0 billion multi-bank holding company of Pacific Trust Bank and Beach Business Bank, which together operate banking offices in Los Angeles, Orange, San Diego and Riverside counties, and loan production offices in California, Arizona, Oregon, Montana and Washington.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by First PacTrust with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and First PacTrust undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Media Relations Inquiries:
First PacTrust Bancorp, Inc. Richard Herrin, 949-236-5300	AmericanWest Bank Kelly McPhee, 509-991-0575 or kelly.mcphee@awbank.net